SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2007

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16483	52-2284372
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2753
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments

The Tassimo single-serve hot beverage system is part of the Company’s strategy to enter the “on-demand” coffee segment, an approximately $1.5 billion sub-segment of the coffee market that is growing at an estimated 30% per annum. In 2004, the Company launched the Tassimo single-serve hot beverage system in France. It subsequently expanded into six more countries — Switzerland, the United Kingdom, Germany, the United States, Canada and Austria. Based on the latest 12-month data available, Tassimo achieved a 12% retail unit share of on-demand brewers and a 15% dollar share of retail on-demand coffee in markets where Tassimo is sold. Since its launch, Tassimo has grown to contribute approximately $100 million in incremental annual revenue for the Company. Nonetheless, as the Company reported in its SEC Form 10-Q filed November 9, “Revenues from the Tassimo hot beverage system have lagged the Company’s projections. The Company is in the process of evaluating its business model relative to this product, which may result in asset impairment charges.”

Through its evaluation process, the Company confirmed that Tassimo remains an important part of the Company’s coffee strategy in the growing on-demand segment. The Company also confirmed consumers’ positive reaction to the Tassimo system and high satisfaction with Tassimo beverages. Based on its learnings, the Company has developed a revised business strategy for Tassimo. It envisions a smaller, more targeted business compared to original expectations.

The Company determined that, under the new Tassimo business plan, it was over-invested in Tassimo-related assets, resulting in a non-cash asset impairment charge of $245 million under SFAS 144. The Company’s Board approved the charge on January 3, 2007. The impairment charge primarily relates to lower utilization of existing manufacturing capacity and will be reflected in the Company’s fourth-quarter 2006 financial results. In addition, the Company anticipates that the impairment will result in related cash expenditures of approximately $3 million, primarily related to decommissioning of idle production lines.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

/s/ James P. Dollive
Name:	James P. Dollive
Title:	Executive Vice President and Chief Financial Officer

Date:  January 8, 2007